Exhibit 10.22

CONFIDENTIAL

September 10, 2007

Thomas C. Canfield

[Address]

Dear Thomas:

On behalf of Spirit Airlines, Inc. (the “Company”), I would like to take this opportunity to confirm the terms of Spirit’s offer of employment. We believe that such an association would be mutually beneficial, and we are enthusiastic about having you join the Company.

Your title will be Senior Vice President and General Counsel, and you will report directly to me. Your initial annual base salary will be $275,000, payable in accordance with the regular company payroll which is currently semi-monthly. Your base salary will be reviewed not less than annually. This offer is contingent upon you passing the necessary Company and TSA background check requirements and commencing employment no later than October 1, 2007.

You will be eligible to participate in the Company’s Performance Incentive Plan (PIP) in 2007 at a target of 50% of your base salary and, in future years, at not less than the same target percentage level as provided to other similarly situated members of senior management of the Company. For 2007, the metrics being used are CASM less fuel and EBITDAR. Your actual payout will be between zero and 200% of the bonus target based on actual company performance. This amount will be pro-rated at 6/12ths of your annual target based on your start date with the Company based on the assumption you will provide assistance to Spirit Airlines prior to your actual start date with the Company. Pre-Hire assistance will include, but not be limited to, regular meetings with Spirit Airlines senior staff to provide advice and counsel on key business issues, meetings with Spirit Airlines current outside counsel to assess strengths, weaknesses and future use, interviewing other in house counsel who could start as soon as possible, and assessing and evaluating Latin American lobby groups or associations who could assist Spirit Airlines with our route expansion.

You will also be granted 75,000 shares of the Company’s restricted stock, subject to the conditions of the Company’s Restricted Stock Plan. This grant will be effective ten (10) days following your start date with the Company.

On your start date you will be eligible for Company-paid employee benefits, which include medical, life and dental insurance, and participation in Section 125 Flexible Benefits Plan. Depending on the benefits selected there may be an employee bi-weekly contribution. At that time, you and your family will be eligible for positive space airline travel privileges on Spirit. You will also receive travel privileges on other specified airlines per their respective agreements and polices. You are offered three weeks vacation per year and these weeks will be available in your first year of service.

Thomas C. Canfield

September 10, 2007

Sixty (60) days following your start date with the Company, you will become eligible for 401K Plan participation and Company-paid Long-Term Disability according to the Plan guidelines.

This position qualifies you for participation in the Spirit Airline Officer Severance Plan. Additionally you will be covered by the Company’s D&O Insurance.

Should you have any questions, please do not hesitate to let me know. We look forward to you joining the Spirit Organization, and are confident that you will find your association with Spirit Airlines, Inc. to be challenging and rewarding.

Sincerely,

SPIRIT AIRLINES, INC.	Agreed & Accepted,

/s/ Ben Baldanza	/s/ Thomas C. Canfield 9/28/07
Ben Baldanza	Thomas C. Canfield Date
President and CEO

DVK/

cc:	Derek Van Keuren

Phil Reyes

Compensation Committee